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PRESS RELEASE

              OCEAN SHORE HOLDING CO. REPORTS 1ST QUARTER EARNINGS

         Ocean City, NJ - (BUSINESS WIRE) April 27, 2005 - Ocean Shore Holding Co. (NASDAQ: OSHC-News) today announced net income of $742,000 or $.09 per share for the quarter ended March 31, 2005, as compared to $690,000 for the first quarter of 2004.

         Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of six full-service banking offices in eastern New Jersey.

         "I am pleased to report our earnings for our first full quarter as a public company," said President and Chief Executive Officer Steven E. Brady. "We are beginning the process of deploying the proceeds raised in our stock offering and are announcing plans for two additional branches."

NET INTEREST INCOME AND OTHER INCOME IMPROVE OVER PRIOR YEAR

         Net interest income increased 7.8% for the first quarter of 2005 compared to the first quarter of 2004. The growth in interest income was the result of growth in average interest-earning assets that was offset by a decline in the average yield. The growth in assets generally came in the average balance of the loan portfolio which increased by 12.6% over 2004. The impact of the growth of the loan portfolio was somewhat offset by a decline in the average yield on loans due to the prevailing low interest rate environment. Interest expense increased as municipal deposit rates rose with the rise in short term interest rates. Compared to the first quarter of 2004, interest income increased 8.6% to $6.1 million while interest expense increased 9.7% to $2.5 million.

         Other income increased 5.4% to $568,000, as the Company experienced increases in service charges and fees, loan servicing fees and increases in the surrender value of bank-owned life insurance.

SALARIES, DATA PROCESSING AND PROFESSIONAL SERVICES IMPACT OTHER EXPENSES

         The efficiency ratio rose to 69.5% in 2005 from 68.1% in 2004 due to other expenses of $2.9 million for the quarter, compared to $2.7 million for the first quarter of 2004. Salary and employee benefits expense increased over the prior year due primarily to regular salary increases. The Company also experienced increases in occupancy and equipment expense due to increases in data processing expenses related to improvements to network security and increased accounting and legal services due to additional compliance requirements associated with becoming a public company.


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TOTAL ASSETS REMAIN STEADY

         Total assets grew 0.6% to $532.0 million at March 31, 2005 from December 31, 2004. Loans receivable grew 1.9% to $347.1 million, while investment and mortgage-backed securities remained essentially unchanged. Loan growth was funded primarily with excess liquidity. Mortgage loans grew by $7.0 million and consumer loans grew by $1.6 million, while commercial loans decreased by $2.1 million.

         Deposits were essentially unchanged from December 31, 2004. The Company continued its focus on non-interest-bearing deposits, which increased 18.8% to $41.9 million. FHLB advances and subordinated debt were unchanged from December 31, 2004, while other borrowings increased 11.5% to $25.5 million at March 31, 2005.

ASSET QUALITY REMAINS EXCELLENT

         The Company's asset quality continues to be excellent. Non-performing assets totaled only $28,000 at March 31, 2005. Net charge-offs were $4,000 in the first quarter, compared to $8,000 in the same period last year. The allowance for loan losses was .44% of total loans at March 31, 2005 compared to ..39% of total loans at March 31, 2004.

BRANCH EXPANSION CONTINUES

         The Bank has recently signed agreements for its seventh and eighth full service offices. The Bank has entered into a lease for a facility in the Northfield area of Egg Harbor Township. This lease will provide the Bank with approximately 2,500 square feet and three drive through lanes. The Northfield office is expected to open in the third quarter. The Bank has also entered into a contract to purchase an office in Margate. The Bank's office will be on the first floor of a condominium project currently in development. The Margate office is expected to open in the 2nd quarter of 2006.

         This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

         The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


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

SELECTED FINANCIAL CONDITION DATA

                                                             MARCH 31,           DECEMBER 31,
                                                               2005                 2004             % CHANGE
                                                          --------------        --------------     -------------
                                                                    (IN THOUSANDS)
Total assets.......................................          $532,042            $ 528,769              0.6%
Cash and cash equivalents..........................            43,903               47,649             (7.9)
Investment securities..............................            63,016               62,621              0.6
Mortgage-backed securities ........................            54,083               54,182             (0.2)
Loans receivable, net..............................           347,072              340,585              1.9
Deposits...........................................           416,284              415,328              0.2
FHLB advances......................................            10,000               10,000              0.0
Subordinated debt..................................            15,464               15,464              0.0
Other borrowings...................................            25,470               22,840             11.5
Stockholder's equity...............................            59,977               59,795              0.3


SELECTED OPERATIONS DATA

                                   THREE MONTHS ENDED MARCH 31,
                                   -----------------------------
                                       2005            2004         % CHANGE
                                   --------------  -------------  -------------
                                   (IN THOUSANDS, EXCEPT PER SHARE AND PER SHARE AMOUNTS)

 Interest and dividend income....  $    6,091        $ 5,611             8.6%
 Interest expense................       2,472          2,254             9.7
      Net interest income........       3,619          3,357             7.8

 Provision for loan losses.......          75             90           (16.7)

 Net interest income after
    provision for loan losses....       3,544          3,267             8.5

 Other income....................         568            539             5.4
 Other expense...................       2,911          2,652             9.8

 Income before taxes.............       1,201          1,154             4.1
 Provision for income taxes......         459            464            (1.2)

      Net income.................       $ 742        $   690             7.6

 Earnings per share                $     0.09            N/A
 Average shares outstanding         8,442,143            N/A


Earnings per share for the quarter ended March 31, 2004 are not applicable because the Company was wholly owned by OC Financial MHC during that period.


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

ASSET QUALITY DATA
                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                          ---------------------------------------
                                                                 2005                 2004
                                                          -------------------   -----------------
Allowance for Loan Losses:

Allowance at beginning of period........................     $ 1,466,295         $ 1,116,156
Provision for loan losses...............................          75,000              90,000
Recoveries..............................................             898                 756
Charge-offs.............................................           4,466               7,947

Net charge-offs.........................................           3,568               7,191

Allowance at end of period..............................     $ 1,537,728         $ 1,198,965
Allowance for loan losses as a percent of total loans...            0.44%               0.39%
Allowance for loan losses as a percent of
   nonperforming loans..................................             N/M                 N/M

                                                               MARCH 31,           DECEMBER 31,
                                                                 2005                 2004
                                                          -------------------   -----------------
                                                                      (IN THOUSANDS)
Nonperforming Assets:
Nonaccrual loans:
   Mortgage loans.......................................             0                    0
   Commercial business loans............................             0                    0
   Consumer loans.......................................          $ 28                  $ 4
        Total...........................................            28                    4

Real estate owned.......................................             0                    0
Other nonperforming assets..............................             0                    0

Total nonperforming assets..............................          $ 28                  $ 4
Nonperforming loans as a percent of
   total loans..........................................           N/M                  N/M
Nonperforming assets as a percent of
   total assets.........................................           N/M                  N/M

SELECTED FINANCIAL RATIOS
                                                                                    THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                              -------------------------------
                                                                                   2005            2004
                                                                              --------------- ---------------

 SELECTED PERFORMANCE RATIOS:
 Return on average assets (1)................................................        0.56%         0.57%
 Return on average equity (1)................................................        4.92%        11.29%
 Interest rate spread (1)....................................................        2.72%         2.98%
 Net interest margin (1).....................................................        2.98%         3.06%
 Efficiency ratio............................................................       69.53%        68.07%

(1) Annualized.

Contact:

        Ocean Shore Holding Co.
        Steven E. Brady, President and CEO
        Donald F. Morgenweck, CFO
        609-399-0012


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